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                                                                   EXHIBIT 10.50

THE MERIDIAN GROUP
INVESTMENT BANKERS AND FINANCIAL CONSULTANTS                              [LOGO]

BENEDUM-TREES BUILDING                                            (412) 232-0113
223 FOURTH AVENUE, SUITE 1700                               (412) 232-0502 (FAX)
PITTSBURGH, PENNSYLVANIA 15222-1713                   EMAIL: MM.GOOD@VERIZON.NET

February 20, 2004

Daniel D. Viren
Chief Financial Officer
R. G. Barry Corporation
13405 Yarmouth Road, N.W.
Pickerington, Ohio 43147

Dear Dan,

This agreement ("Agreement") is between R. G. Barry Corporation, 13405 Yarmouth Road, N. W., Pickerington, Ohio 43147 (the "Company" or "RGB") and The Meridian Group, 223 Fourth Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222-1713 ("Meridian"). It is the second agreement between the two parties and it supercedes the prior agreement.

WHEREAS, the Company's prime secured lender, Huntington National Bank ("Huntington"), has expressed interest in reducing its position in RGB. As a result, the Company has engaged Meridian to advise and assist the Company in sourcing and securing financing from a new lender(s).

WHEREAS, the Company has suffered certain financial losses recently and has engaged Meridian to provide additional management consulting services to the Company for the purpose of assisting it with implementing a restructuring plan.

NOW THEREFORE, in consideration of the mutual obligations herein contained, it is mutually agreed as follows:

CONSULTING SERVICES

FINANCING SERVICES

Meridian's services in connection with financing objectives of this engagement are outlined below. Certain of these services are on-going, some have already been completed and others are underway.

         1. Assist the Company in obtaining temporary increases in its revolver with Huntington.

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         2.       Assist the Company in developing specific objectives to be achieved in securing new financing (the "Financing Transaction").

         3. Prepare an Information Memorandum (the "Memorandum") concerning the Company, which shall be used in discussions with prospective banks, finance companies, insurance companies and other lenders (collectively referred to as the "Lender");

         4. Assist the Company in qualifying a prospective Lender based on selection criterion to be developed by the Company with the assistance of Meridian. The criteria used should include, at a minimum, loan availability/flexibility, financial covenants, fees, interest rate, Lender's experience with the industry and Lender's acceptability to Huntington.

         5. Initiate and participate on the Company's behalf in solicitation of proposals with respect to a new credit facility with the Lender that meets identified objectives and criteria. Once proposals are received, develop a report explaining benefits and risks of each proposal for review by the Company.

         6. Assist in the effort to secure a commitment; including management of the due diligence process and negotiation of final structure, terms and conditions that are acceptable to both the Company and Huntington.

MANAGEMENT CONSULTING

Meridian's services in connection with the management consulting objectives of this engagement have included the development of a restructuring plan, which includes the shutdown of its Mexican operations and a significant reduction in its administrative expenses. Going forward, Meridian may be involved in assisting with the implementation stage.

In consideration for Meridian providing its services, the Company agrees to pay the retainer, all hourly billable fees, all out-of-pocket expenses, and a success fee as described below.

RETAINER

The Company will pay Meridian a retainer of $50,000 on or about January 20, 2004. At the conclusion of the engagement, Meridian will return the retainer less any unpaid balance of outstanding fees and expenses.

Meridian will invoice weekly for Hourly Billable Fees and expenses as described below for hours expended on both objectives. In addition to the Hourly Billable Fees, a Financing Success Fee will be payable upon closing the Financing Transaction, as described below.

HOURLY BILLABLE FEE

Meridian will be paid an Hourly Billable Fee based on billable hours ("Billable Fees"). Work will be billed at Meridian's standard rates. For Margaret M. Good, the rate will be $350.00. For Thomas M. Von Lehman, Larry Powers, Sue E. Wenk, and Steve Bierker, the rates will be $300.00, $275.00, $250.00, and $170.00, respectively. For other associates of Meridian, rates will be billed at levels commensurate with their experience. Travel time will be billed at one-half the hourly rate. The Company will be invoiced every Friday. Payment for each invoice will be

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due upon receipt. Meridian reserves the right to increase its billable rates, as mutually agreed between the Company and Meridian, in the event that this engagement continues for over one year.

The Hourly Billable Fees for the financing service objective are not to exceed in aggregate $75,000.

FINANCING SUCCESS FEE

Upon closing of the Financing Transaction, the Company agrees to pay Meridian a Financing Success Fee for consulting services rendered. The Financing Success Fee will be paid only if an agreement is reached with a Lender.

The Financing Success Fee shall be based on the total value of consideration, less any participation by Huntington ("Consideration") described in the Financing Transaction documents and may include, but is not limited to, loans, establishment of lines of credit, issuance of Letters of Credit or other instruments which provide credit, accounts receivable financing, guarantees, promissory notes (secured or unsecured), equipment or other lease financing, venture capital or other types of equity investment, bond issues, Government-assisted financing, value of joint ventures, proceeds of public stock issues, replacement or restructuring of existing debt, and any other element of value provided in connection with the Financing Transaction.

The amount of the Financing Success Fee shall be 0.65% of the Consideration taken in the form of Senior Debt. All other forms of consideration, including subordinated debt, shall have a Financing Success Fee of 1%.

The Financing Success Fee is payable if discussions conducted with any Lender introduced to the Company by Meridian lead to the consummation of any Financing Transaction with such party within two years after the date of termination of this Agreement.

The Company agrees to reimburse Meridian for all out-of-pocket expenses incurred by Meridian on behalf of the Company. Such out-of-pocket expenses shall be documented by Meridian and shall not exceed $15,000, in the aggregate, without specific authorization by the Company.

The Company will provide Meridian with copies of all Financing Transaction documents on request and will provide Meridian with adequate advance notice of the time and place of closing, which Meridian shall have the right to attend.

STANDARD TERMS AND CONDITIONS

ACCESS TO PERSONNEL: Meridian shall have full access to all personnel, books, and records of the Company.

ARBITRATION: Any controversy, dispute, or claim between the parties relating to this Agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association.

AUTHORITY: The Company has the power and authority to make and carry out the terms of this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. This Agreement is the legally binding obligation of the Company, enforceable in accordance with its terms.

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CONFIDENTIALITY: Any advice, written or oral, provided by Meridian pursuant to this Agreement will be treated by the Company as confidential, will be solely for the information and assistance of the Company in connection with this engagement and will not be reproduced, summarized, described or referred to, or furnished to any other party or used for any other purpose, except in each case with Meridian's prior written consent, except for disclosure required by law.

ENTIRE AGREEMENT: This is the entire Agreement between the parties pertaining to its subject matter and supersedes all prior agreements, representations, and understandings of the parties. No modification of this Agreement shall be binding unless agreed to in writing by the parties.

EXPENSES: Necessary and reasonable out-of-pocket expenses will be reimbursed as incurred during this engagement. These expenses will include travel costs, courier services, phone charges, report preparation charges, and other necessary expenditures. Normal office charges are $0.75 per page for facsimiles and color photocopies, $0.25 per page for black and white photocopies, and $1.00 per billable hour for phone charges. Postage, express mail and travel-related costs will be billed at the actual reasonable costs incurred. Weekly invoices will be provided setting forth in reasonable detail the nature and amount of such expenses.

INDEMNIFICATION: The Company agrees to indemnify and hold harmless Meridian and its affiliates, and the respective directors, officers, agents and employees of Meridian and its affiliates (Meridian and each such entity or person, an "Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively "Liabilities"), and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration and whether or not any Indemnified Person is a party (each an "Action" and collectively, "Actions"), arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the engagement contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or engagements; provided that the Company will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above. The Company also agrees to reimburse each Indemnified Person for all properly indemnifiable expenses as they are incurred in connection with enforcing such Indemnified Person's rights under this Agreement (including, without limitation, its rights under this section).

INFORMATION: The Company shall make available to Meridian all financial and other information concerning its business and operations that Meridian reasonably requests. In performing its services hereunder, Meridian shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the Company or its advisors and shall not in any respect be responsible for the accuracy of completeness of, or have any obligation to verify, the same or to conduct any appraisal of assets or liabilities. To the extent consistent with legal requirements, all information given to Meridian by the Company, unless publicly available or otherwise available to Meridian without restriction or breach of any confidentiality agreement, will be held by Meridian in confidence and will not be disclosed to anyone other than Meridian's agents and advisors without the Company's prior approval or used for any purpose other than those referred to in this Agreement.

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JURISDICTION; APPLICABLE LAW; UNENFORCEABILITY; DEFAULT INTEREST RATE: This
Agreement shall be interpreted under and governed by the laws of the Commonwealth of Pennsylvania. The Company irrevocably consents to the jurisdiction of any state or federal court for the county or judicial district covering Pittsburgh, Pennsylvania. In the event Meridian prevails in any action to enforce collection of amounts due or other rights under this Agreement, the Company agrees to pay Meridian's legal fees and other collection costs plus interest at 1.5% per month on any unpaid balance from the original due date until the date paid.

LIMITATION OF AUTHORITY: The relationship between the Company and Meridian created, with respect to Meridian, is one of independent contractor, and Meridian shall have no authority to legally bind Company in any manner whatsoever, except as specified herein. Meridian may, in the performance of its duties, negotiate on behalf of the Company with various parties, including but not limited to creditors, stockholders and employees of Company, and governmental entities. But unless authorized in writing by the Board of Directors of the Company, in no case shall Meridian have any authority or be under any duty whatsoever to execute documents in the name of or on behalf of Company with respect to such negotiations or the transactions contemplated therein.

MERIDIAN'S ROLE: The Company acknowledges and agrees that Meridian has been retained solely to provide the services set forth in this Agreement. Meridian shall act as an independent contractor, and any duties of Meridian arising out of its engagement hereunder shall be owed solely to the Company.

PAYMENT OF INVOICES: Meridian's expenses will be billed each Friday, and payable upon receipt of invoice.

PERIOD OF SERVICE AND TERMINATION: Either the Company or Meridian may terminate this Agreement upon receipt of written notice to that effect by the other party. Upon any termination or expiration of this Agreement, Meridian will be entitled to prompt payment of all fees and reimbursement of all out-of-pocket expenses, as described above, and will be entitled to its fee and expenses as set forth above. The indemnity and other provisions contained herein will also remain operative and in full force and effect regardless of any termination or expiration of this Agreement. Lenders will be notified of termination.

SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon and inure to the benefit of the Company, Meridian, each Indemnified Person and their respective heirs, executors, administrators, successors and assigns.

After reviewing this Agreement, please confirm that the foregoing is in accordance with your understanding by signing and returning this letter, whereupon it shall be our binding Agreement.

We appreciate the opportunity to represent you and look forward to a successful relationship going forward.

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Sincerely,

Margaret M. Good

Margaret M. Good
President

Agreed and accepted this 31st day of March, 2004.

R. G. Barry Corporation

By: /s/ Daniel D. Viren
    --------------------------------------------
    Daniel D. Viren
    Chief Financial Officer